EXHIBIT 23.6

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                             OF ASHA-TAISUN PTE LTD.

      As independent public accountants, we hereby consent to the use of our report for the period 1 January 1996 to 30 September 1996 and to all references to our firm included in or made a part of this registration statement.

/s/ Y.P. Tan & Co.
Y.P. Tan & Co.
13A Teo Hong Road
Singapore 088327

Location: Singapore
Date: 29 May 1997